Exhibit 2.1

                        AMENDMENT TO EMPLOYMENT AGREEMENT
                        ---------------------------------

         THIS AMENDMENT TO EMPLOMENT AGREEMENT is made as of this 19st day of November, 2004 by and between IA Global, Inc, an Delaware corporation ("Company"), and Mark Scott ("Executive").

                                    RECITALS

         WHEREAS, the Company and Executive entered into an Employment Agreement dated January 12, 2004 (the "Employment Agreement").

         WHEREAS, the Company and Executive desire to amend the Employment Agreement as outlined below effective November 19, 2004.

         NOW THEREFORE, in consideration of the mutual covenants and promises herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, each intending to be legally bound, agree to amend the Employment Agreement as follows:

                                    1. TERM
                                    -------

         Section 1 of the Employment Agreement is hereby amended in its entirety to read as follows: The term of employment ("Term") shall commence as of the date of this Amended Agreement and shall expire on the 2nd anniversary thereof, unless sooner terminated as set forth in Section 5 below, as amended.

                          3. COMPENSATION AND BENEFITS
                          ----------------------------

         Section 3(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

(a) Base Compensation. Executive shall receive Base Compensation from the Company at an annual rate of $165,000 starting November 19, 2004. Executive's Base Compensation may be reviewed at least annually and as a result of such review, may be increased.

                           4. ADDITIONAL COMPENSATION
                           --------------------------

         Executive acknowledges that he has been granted the options contemplated under Section 4(a) of the Employment Agreement and, accordingly,
Section 4 is amended in its entirety to read as follows:

         (a) Options. 100,000 shares are granted in accordance with the 2000 Stock Option Program. These options vest quarterly over a three year term.


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         (b) Bonus Program. Executive shall be entitled to a bonus in 2005 as follows:

                  $5,000-10,000 General performance as evaluated by the CEO and Compensation Committee.

                  $10,000 Achieving profitability for 2005 or for 3 out of 4 quarters, prior to one time charges (legal, m&a, etc).

                  $10,000 Fund raising of $2,000,000.

                  $10,000 Fund raising of $5,000,000.

Bonuses are to be paid as targets are achieved.

                            TERMINATION OF EMPLOYMENT
                            -------------------------

         Paragraph (e) of the Section of the Employment Agreement entitled "Termination of Employment" is hereby amended in its entirety to read as follows:

         Termination Without Cause. The Company shall have the right to terminate Executive's employment with the Company without cause. If Executive's employment with the Company is terminated without cause, then the Company shall pay Executive four months of the Executive's annual Base Compensation in lump sum provided for in Section 3 and any earned, but unpaid bonuses as provided for in Section 4.

                                   7. NOTICES
                                   ----------

                  If To Executive:

                         8. ENTIRE AGREEMENT; AMENDMENT
                         ------------------------------

This November 19, 2004 Amendment to Employment Agreement and the January 12, 2004 Employment Agreement represent the entire agreements of the Company and Executive with respect to the matters set forth herein. Except as expressly amended by this Amendment to Employment Agreement, the Employment Agreement remains in full force and effect.


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

         IN WITNESS WHEREOF, the parties, intending to be legally bound hereby, have duly executed this Agreement as of the day and year first set forth above.



                                        IA Global, Inc.


                                        /s/ Alan Margerison
                                        --------------------------------
                                        Alan Margerison, President & CEO



                                        /s/ Mark Scott
                                        --------------------------------
                                        Mark Scott, Executive




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